Corindus Vascular Robotics, Inc. 10-K

Exhibit 10.17

Corindus Vascular Robotics, Inc.

Director Compensation Policy

as Amended and Restated Effective February 1, 2019

I.	Overview

The Board of Directors (the “Board”) of Corindus Vascular Robotics, Inc. (“Corindus” or the “Company”) has approved the following Director Compensation Policy (the “Policy”) to provide an inducement to attract and retain the services of qualified persons to serve as directors.

II.	Eligibility

This Policy shall apply to each director of the Board who is not an employee of, or compensated consultant to, Corindus or any of its affiliates (a “Non-Employee Director”). Employees of Corindus and their affiliates are not eligible to receive compensation under this Policy.

III.	Director Compensation

The following is a description of the compensation arrangements under which our Non-Employee Directors are compensated for their service as directors, including as members of the various committees of our Board, consisting of the cash retainers described in Section III.A and the annual equity award described in Section III.B.

A.	Cash Compensation

Subject to Section III.A.2, each Non-Employee Director shall receive the following cash compensation on a quarterly basis for his or her service on the Board and committees of the Board:

Board Retainer	$5,000
Additional Board Chair Retainer	$2,000
Additional Audit Committee Chair Retainer	$2,000
Additional Compensation Committee Chair Retainer	$1,500
Additional Nominating Committee Chair Retainer	$1,000
Additional Audit Committee Member Retainer	$1,000
Additional Compensation Committee Member Retainer	$500
Additional Nominating Committee Member Retainer	$500

1.	Terms for Cash Payment

Cash payments to Non-Employee Directors shall be paid quarterly in arrears on the fifth business day following the end of the fiscal quarter to which service relates (each, a “Payment Date”).

Each Non-Employee Director that is elected or appointed to the Board after the date hereof shall receive a prorated cash retainer for the portion of the fiscal quarter during which he or she begins serving on the Board or a committee of the Board (the “Prorated Retainer”). The Prorated Retainer shall be an amount equal to the product of (A) the aggregate amount payable in respect of such Non-Employee Director’s service for a full fiscal quarter multiplied by (B) a fraction, the numerator of which is (x) the number of days during which the Non-Employee Director serves on the Board or committees during his or her initial fiscal quarter and the denominator of which is (y) the total number of days during such fiscal quarter. The Prorated Retainer shall be paid on first Payment Date following such Non-Employee Director’s election or appointment to the Board.

2.	Election for Equity in Lieu of Cash Retainers

Prior to the end of each calendar year, each Non-Employee Director shall make an annual election with respect to cash retainers for the following calendar year, indicating whether he or she elects to receive the retainers in cash, as described in Section III.A.1, or in Corindus’ common stock, $0.0001 par value per share (“Common Stock”), in lieu of the cash retainers. If no election has been made as of the first day of the year, the Non-Employee Director shall receive all retainers in cash as set forth in Section III.A.1 or, if a previous election has been made to receive Common Stock in lieu of the cash retainers, such election shall remain in effect for subsequent calendar years until such election is changed by the completion, signature and delivery to Corindus of a new election form, in accordance with the terms of this Policy. Each newly elected or appointed Non-Employee Director shall make an election prior to, or within 30 days of, his or her initial appointment or election to the Board, for the remainder of the year of such appointment or election, whether to receive the retainers in cash or in Common Stock.

In the event an election is made to receive Common Stock in lieu of cash retainers, such director shall automatically be granted on the applicable Payment Date a number of shares of Common Stock having an aggregate fair market value equal to the aggregate amount of such Non-Employee Director’s cash retainer for such fiscal quarter, determined by dividing (A) the aggregate amount of the retainers by (B) the closing price of the Common Stock on NYSE American on the applicable Payment Date (rounded down to the nearest whole share) (the “Quarterly Retainer Award”).

All Common Stock granted to Non-Employee Directors under this Policy shall be (i) granted under Corindus’ Amended and Restated 2014 Stock Award Plan or any successor plan (the ”Plan”) and will be subject to the terms and conditions set forth in the Plan and (ii) subject to a resale restriction ending on the earlier of such Non-Employee Director’s termination of service as a Non-Employee Director and the three (3)-year anniversary of the Payment Date, as set forth in the Non-Employee Director Compensation Election Form.

B.	Equity Compensation

1.	Annual Equity Award

Each Non-Employee Director will automatically be granted, without any further action by the Board, on the date (the “Grant Date”) of the annual meeting of the Board coincident with or immediately following Corindus’ annual meeting of stockholders (the ”Annual Stockholders Meeting”), a number of restricted stock units (“RSUs”) (each RSU relating to one (1) shares of Common Stock) having an aggregate fair market value equal to $60,000, determined by dividing (A) $60,000 by (B) the closing price of the Common Stock on NYSE American on the Grant Date (rounded down to the nearest whole share) (the “Annual Award”). The Annual Awards shall become vested in full upon the one year anniversary of the applicable Grant Date, vesting in four successive equal quarterly installments on the quarterly anniversary of the Grant Date (rounded down to the nearest whole share), provided that the Non-Employee Director is a director of the Company on the applicable vesting date. All RSUs granted to Non-Employee Directors under this Section III.B.1 shall vest in full immediately upon a Change in Control (as defined in the Plan).

2.	Off-Cycle Equity Award

If a Non-Employee Director is initially elected or appointed to the Board other than at the Annual Stockholders Meeting or the annual meeting of the Board coincident with or immediately following the Annual Stockholders Meeting, such Non-Employee Director will automatically be granted on his election or appointment date, without any further action by the Board, a number of RSUs having an aggregate fair market value equal to the product of (A) $60,000 multiplied by (B) a fraction, the numerator of which is (x) the number of days between such Non-Employee Director’s initial election or appointment to the Board and the date that is 12 months following the Annual Stockholders Meeting preceding such Non-Employee Director’s initial election or appointment to the Board and the denominator of which is (y) 365 days (the “Prorated Annual Award Amount”), determined by dividing (A) the Prorated Annual Award Amount by (B) the closing price of the Common Stock on NYSE American on the date of grant (rounded down to the nearest whole share) (an “Off-Cycle Award”). The Off-Cycle Awards shall become vested in full upon the one year anniversary of the applicable grant date, vesting in four successive equal quarterly installments on the quarterly anniversary of the grant date (rounded down to the nearest whole share), provided that the Non-Employee Director is a director of the Company on the applicable vesting date. All RSUs granted to Non-Employee Directors under this Section III.B.2 shall vest in full immediately upon a Change in Control (as defined in the Plan).

All Annual Awards and Off-Cycle Awards granted to Non-Employee Directors under this Policy shall be granted under the Plan, and will be subject to the terms and conditions set forth in the Plan and the form of Restricted Stock Unit Agreement approved by the Board on December 15, 2017 (a “Restricted Stock Unit Agreement”). All Annual Awards and Off-Cycle Awards will be subject to a resale restriction ending on the earlier of such Non-Employee Director’s termination of service as a Non-Employee Director and the three (3)-year anniversary of the date of grant, as provided in the applicable Restricted Stock Unit Agreement.

C.	Expense Reimbursement

Upon presentation of documentation of such expenses reasonably satisfactory to Corindus, each Non-Employee Director shall be reimbursed for his or her reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board and its committees or in connection with other business related to the Board. Each Non-Employee Director shall also be reimbursed for his or her reasonable out-of-pocket business expenses authorized by the Board or one of its committees that are incurred in connection with attendance at meetings with Corindus’ management. Each Non-Employee Director shall abide by Corindus’ travel and other policies applicable to company personnel.

IV.	Policy Review / Amendments

The Compensation Committee or the Board shall review this Policy from time to time to assess whether any amendments in the type and amount of compensation provided herein should be adjusted in order to fulfill the objectives of this Policy. This Policy may only be amended by the Board.

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